Exhibit 99.1

SEAPORT CALIBRE MATERIALS ACQUISITION CORP. ANNOUNCES ADJOURNMENT OF SPECIAL MEETING OF STOCKHOLDERS

New York, NY, January 26, 2023 – Seaport Calibre Materials Acquisition Corp. (Nasdaq: SCMA) (the “Company”) announced today that it has postponed the Company’s Special Meeting of Stockholders to be held on January 26, 2023, until January 31, 2023, at 1:00 p.m. Eastern Time. The postponed Special Meeting will be completely virtual and stockholders will be able to attend the special meeting online, vote and submit questions by visiting https://www.cstproxy.com/seaportcalibreacquisition/2023. There will be no change in the record date as a result of this postponement, and proxies tendered prior to the postponed date will not need to be voted again.

Stockholders may elect to redeem their public shares for a pro rata portion of the funds held in the Trust Account, by no later than January 27 , 2023, by tendering their shares either by delivering their share certificates to the transfer agent or by delivering their shares electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system. If you hold your shares in street name, you will need to instruct your bank, broker or other nominee to withdraw the shares from your account in order to exercise your redemption rights.

The Company’s stockholders and other interested persons are advised to read the proxy statement. Stockholders are also able to obtain copies of the proxy statement and other relevant materials filed with the Securities and Exchange Commission (the “SEC”), without charge, at the SEC’s web site at www.sec.gov, or by directing a request to the Company’s proxy solicitor Advantage Proxy, Inc. at (877) 870-8565 (toll free), or brokers and banks may call collect (206) 870-8565. You may contact Advantage by email at ksmith@advantageproxy.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K and subsequent reports filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Seaport Calibre Materials Acquisition Corp.
212-616-7700